As filed with the Securities and Exchange Commission on October 26, 2001
                                                          Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     under
                           The Securities Act of 1933
                             ----------------------

                               Pitney Bowes Inc.

             (exact name of registrant as specified in its charter)

             Delaware                                     06-0495050
   (State or other jurisdiction                          (IRS Employer
of incorporation or organization)                     Identification No.)
                               World Headquarters
                               One Elmcroft Road
                        Stamford, Connecticut 06926-0700
                                 (203) 356-5000
   (Address and telephone number of registrant's principal executive offices)

                               Sara E. Moss, Esq.
                   Senior Vice President and General Counsel
                               Pitney Bowes Inc.
                               World Headquarters
                               One Elmcroft Road
                        Stamford, Connecticut 06926-0700
                                 (203) 356-5000
           (Name, address and telephone number of agent for service)
                             ----------------------
                                   Copies to:

Sarah Jones Beshar, Esq.                               Ann Bailen Fisher, Esq.
 Davis Polk & Wardwell                                   Sullivan & Cromwell
  450 Lexington Avenue                                    125 Broad Street
New York, New York 10017                              New York, New York 10004
     (212) 450-4000                                        (212) 558-4000
                             ----------------------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.
                            ----------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.| |
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.| |
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.| |
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.| |
                             ----------------------

                        CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                    Proposed            Proposed
               Title of Each                      Amount             Maximum             Maximum            Amount of
            Class of Securities                   to be          Offering Price         Aggregate         Registration
              to be Registered               Registered(1)(2)      Per Unit(3)      Offering Price(4)          Fee
--------------------------------------------------------------------------------------------------------------------------
Debt Securities.............................
Preferred Stock (par value $50.00 per share)
Preference Stock (without par value)........
Depositary Shares (5).......................
                                                $2,000,000,000                          $2,000,000,000         $500,000
=========================================================================================================================

(1) This Registration Statement also covers such indeterminate number of shares of Preferred Stock, Preference Stock and Common Stock of the Registrant and accompanying Preference Stock Purchase Rights, if any (i) as shall be issuable or deliverable upon conversion of any Debt Securities, Preferred Stock or Preference Stock registered hereby which are convertible into such Preferred Stock, Preference Stock or Common Stock and (ii) as may be required for delivery upon conversion of any such convertible Debt Securities as a result of the anti-dilution provisions thereof.
(2) Or, if any Debt Securities (1) are denominated or payable in a foreign or composite currency or currencies, such principal amount as shall result in an aggregate initial offering price equivalent to $2,000,000,000 at the time of initial offering, (2) are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $2,000,000,000, or (3) are issued with their principal amount payable at maturity to be determined with reference to a currency exchange rate or other index, such principal amount as shall result in an aggregate initial offering price of $2,000,000,000.
(3) Not specified as to each class of securities to be registered, pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, the issuance by the Registrant of the securities registered hereunder.
(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(5)  Depositary Shares representing Preferred Stock or Preference Stock.

                             ----------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                 Subject To Completion. Dated October 26, 2001



                                 $2,000,000,000



                               PITNEY BOWES INC.



                                Debt Securities
                                Preferred Stock
                                Preference Stock
                               Depositary Shares

                            -----------------------


     We may offer and issue debt securities and shares of our preferred and preference stock from time to time. The debt securities and shares of preferred or preference stock may be convertible into or exchangeable for shares of our common stock or other securities. We may offer and issue preferred stock and preference stock either directly or represented by depositary shares. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities.

                            -----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -----------------------

     We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

                            -----------------------

                   The date of this prospectus is __________, 2001.

     You should rely only on the information contained in this prospectus, in the accompanying prospectus supplement and in material we file with the SEC. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, the securities described in this prospectus only where offers and sales are permitted. Since information that we file with the SEC in the future will automatically update and supersede information contained in this prospectus or any accompanying prospectus supplement, you should not assume that the information contained in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the document.



                               Table of Contents

Caption                                                                     Page
-------                                                                     ----
ABOUT THIS PROSPECTUS..........................................................3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................3
PITNEY BOWES INC...............................................................4
USE OF PROCEEDS................................................................4
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES
     AND PREFERRED AND PREFERENCE STOCK DIVIDENDS..............................4
DESCRIPTION OF DEBT SECURITIES.................................................5
DESCRIPTION OF PREFERRED STOCK AND PREFERENCE STOCK...........................13
DESCRIPTION OF COMMON STOCK...................................................16
DESCRIPTION OF DEPOSITARY SHARES..............................................21
PLAN OF DISTRIBUTION..........................................................24
VALIDITY OF THE SECURITIES....................................................24
EXPERTS.......................................................................25
WHERE YOU CAN FIND MORE INFORMATION...........................................25


                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus, utilizing a shelf registration process. Under this shelf registration process, we may issue, from time to time, up to $2,000,000,000 of debt securities, preferred stock, preference stock and depositary shares. Each time we issue any securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In this prospectus and in the documents we incorporate by reference, we may state our views about our future performance. These views, which constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties that are difficult to predict and may cause our actual results to differ materially from the results discussed in those forward-looking statements. Some of the factors that may significantly affect our performance are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is contained in our most recent Annual Report on Form 10-K that is on file with the SEC.

                               PITNEY BOWES INC.

     Pitney Bowes was organized in 1920 and is a Delaware corporation.

     Pitney Bowes operates in three segments:

     o Global Mailing - Global Mailing includes worldwide revenues from the rental of postage meters and the sale, rental and financing of mailing equipment, including mail finishing and software-based mail creation equipment; software-based shipping, transportation and logistics systems; and related supplies and services.

     o Enterprise Solutions - Enterprise Solutions consists of Pitney Bowes Management Services and Document Messaging Technologies. Pitney Bowes Management Services includes revenues from facilities management contracts for advanced mailing, reprographic, document management and other high- value services. Document Messaging Technologies includes revenues from the sale, service and financing of high speed, software-enabled production mail systems, sortation equipment, incoming mail systems, electronic statement, billing and payment solutions and mailing software.

     o Capital Services - Capital Services provides large ticket financing and fee-based programs covering a broad range of products and other financial services. Products financed include both commercial and non- commercial aircraft, over-the-road trucks and trailers, locomotives, railcars, rail and bus facilities, office equipment and high-technology equipment, such as data processing and communications equipment.

     On December 11, 2000, Pitney Bowes announced that its Board of Directors approved a formal plan to spin off Pitney Bowes' Office Systems business to stockholders as an independent, publicly-traded company. The transaction is expected to be completed by the end of the fourth quarter of 2001.

     The world headquarters of Pitney Bowes are located at One Elmcroft Road, Stamford, Connecticut 06926-0700 (telephone: 203-356-5000).

                                USE OF PROCEEDS

     We expect to use the net proceeds from sales of the securities described in this prospectus to repay short-term debt, to repurchase our common stock, to refinance our other indebtedness from time to time and for other general corporate purposes, including possible acquisitions. We will describe our intended use of the proceeds from a particular offering of securities in the related prospectus supplement. Funds not required immediately for any of the previously mentioned purposes may be temporarily invested in marketable securities.

   RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES
                  AND PREFERRED AND PREFERENCE STOCK DIVIDENDS

     The following table presents the ratio of our earnings to fixed charges excluding minority interest for the periods indicated:



   Six Months
     ended
    June 30,             Year ended December 31,
---------------  --------------------------------------
  2001    2000    2000    1999    1998    1997    1996
  ----    ----    ----    ----    ----    ----    ----
  4.72    4.34    4.37    4.92    4.42    4.10    3.58

     The following table presents the ratio of our earnings to fixed charges and preferred and preference stock dividends excluding minority interest for the periods indicated:

   Six Months
     ended
    June 30,             Year ended December 31,
---------------  --------------------------------------
  2001    2000    2000    1999    1998    1997    1996
  ----    ----    ----    ----    ----    ----    ----
  4.71    4.34    4.37     4.92    4.42    4.10    3.57

     For the purpose of computing the above ratios, earnings have been calculated by adding to income from continuing operations before income taxes the amount of fixed charges. Fixed charges consist of interest on debt and a portion of net rental expense deemed to represent interest. These ratios have been reclassified to reflect Pitney Bowes' Office Systems business, which Pitney Bowes plans to spin off to its stockholders in 2001, Atlantic Mortgage & Investment Corporation, which Pitney Bowes sold in 2000, and Colonial Pacific Leasing Corporation, whose operations and assets Pitney Bowes sold in 1998, as discontinued operations. Interest expense and the portion of rent which is representative of the interest factor of these discontinued operations have been excluded from fixed charges in the computation. If these amounts had been included, the ratio of earnings to fixed charges excluding minority interest would be 4.54 for first half 2001, 4.21 for first half 2000, 4.21 for 2000, 4.66 for 1999, 3.78 for
1998, 4.00 for 1997 and 3.54 for 1996. If these amounts had been included, the ratio of earnings to fixed charges and preferred and preference stock dividends excluding minority interest would be 4.53 for first half 2001, 4.19 for first half 2000, 4.21 for 2000, 4.65 for 1999, 3.78 for 1998, 4.00 for 1997 and 3.54
for 1996.

                         DESCRIPTION OF DEBT SECURITIES

Debt May Be Senior or Subordinated

     We will issue the senior debt securities under one or more senior debt indentures and the subordinated debt securities under one or more subordinated debt indentures. We will appoint a trustee to act in a fiduciary capacity under each of these indentures. In this prospectus we refer to these senior debt indentures as our "senior debt indenture" and to these subordinated debt indentures as our "subordinated debt indenture". We have filed the form of our senior debt indenture and subordinated debt indenture as exhibits to the registration statement of which this prospectus is a part.

     The senior debt securities will be part of our senior debt and will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be junior in right of payment to all of our "senior indebtedness", as defined in our subordinated debt indenture. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter preceding the date of that prospectus supplement. Neither indenture limits our ability to incur additional senior indebtedness.

     We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which contains the terms and definitions summarized below as well as additional information regarding the debt securities.

     Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement. The indentures are substantially identical, except for the provisions relating to limitations on liens and limitations on sales and leasebacks, which are included in the senior debt indenture only, and to subordination, which are included in the subordinated indenture only.

     We may issue debt securities from time to time in one or more series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities, from time to time, with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates. As a result, you may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on those dates, depending upon the value on those dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked and any material United States federal income tax considerations will be provided in the applicable prospectus supplement.

     Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. We refer to debt securities of this kind that are sold at a discount as "original issue discount securities".

     We may, without the consent of the existing holders of any series of debt securities, issue additional debt securities having the same terms so that the existing debt securities and the new debt securities form a single series under the applicable indenture.

Terms Specified in Prospectus Supplement

     The prospectus supplement will contain, where applicable, the following terms of, and other information relating to, any offered debt securities:

     o    title;

     o    whether the debt securities are senior or subordinated;

     o    aggregate principal amount and purchase price;

     o currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable, if not U.S. dollars;

     o authorized denominations, if other than $1,000 and integral multiples of $1,000;

     o    date of maturity;

     o the interest rate or rates or the method by which a calculation agent will determine the interest rate or rates, if any;

     o    the interest payment dates, if any;

     o any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

     o the name of the trustee and any authenticating agent, paying agent, transfer agent or registrar for the debt securities;

     o whether we will issue the debt securities in definitive form or in the form of one or more global securities;

     o the terms on which holders of the debt securities may convert or exchange these securities into our common stock, preferred stock or preference stock or other securities of Pitney Bowes or other issuers;

     o information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

     o any special United States federal income tax consequences applicable to the debt securities being issued; and

     o any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

Registration and Transfer of Debt Securities

     Holders may exchange their debt securities for debt securities of smaller denominations or combine them into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

     You may present debt securities for exchange and transfer in the manner, at the places and subject to any restrictions described in the applicable prospectus supplement. We will provide you those services free of charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as provided in the applicable indenture.

     If any of the debt securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See "- Global Securities" for more information about those provisions.

Defeasance and Covenant Defeasance

     Unless the prospectus supplement states otherwise, we will be able to discharge all of our obligations, other than administrative obligations such as facilitating transfers and exchanges of certificates and replacement of lost or mutilated certificates, relating to a series of debt securities under an indenture by depositing cash and/or U.S. Government obligations with the trustee in an amount sufficient to make all the remaining payments of principal, premium and interest on those debt securities when those payments are due. We can do this only if we have delivered to the trustee, among other things, an opinion of counsel based on a United States Internal Revenue Service ruling or other change in U.S. federal income tax law stating that holders will not recognize any gain or loss for U.S. federal income tax purposes as a result of this deposit.

     We can also avoid having to comply with the restrictive covenants in the senior debt indenture, such as the limitation on liens and the limitation on sale and leaseback transactions, by depositing cash and/or U.S. Government obligations with the trustee in an amount sufficient to make all the remaining payments of principal, premium and interest on the outstanding debt securities when those payments are due. We can do this only if we have delivered to the trustee, among other things, an opinion of counsel stating that holders of those securities will not recognize any gain or loss for U.S. federal income tax purposes as a result of this deposit.

Subordination Provisions

     There are contractual provisions in the subordinated debt indenture that may prohibit us from making payments on our subordinated debt securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, including the debt securities we have issued and will issue under the senior debt indenture.

     The subordinated debt indenture defines senior indebtedness generally as obligations of, or guaranteed or assumed by, Pitney Bowes for borrowed money or evidenced by bonds, notes or debentures or other similar instruments or incurred in connection with the acquisition of property, and amendments, renewals, extensions, modifications and refundings of any of that indebtedness. The subordinated debt securities and any other obligations specifically designated as being subordinate in right of payment to senior indebtedness are not senior indebtedness as defined in the subordinated debt indenture.

     The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make those payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

     o of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings involving us or a substantial part of our property;

     o a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness, and that default has not been cured or waived or has not ceased to exist;

     o there has occurred any other event of default with respect to senior indebtedness that permits holders or any trustee of the senior indebtedness to accelerate the maturity of the senior indebtedness, even if that maturity is not in fact accelerated, and that event of default has not been cured or waived or has not ceased to exist; or

     o that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the subordinated debt indenture and that declaration has not been rescinded and annulled as provided under the subordinated debt indenture.

     If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

     Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of debt securities of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

     The subordinated debt indenture allows the holders of senior indebtedness to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Covenants Restricting Liens, Mergers and Other
Significant Corporate Actions

     In the following discussion, we use a number of capitalized terms which have special meanings under the indentures. We provide definitions of these terms under "- Definitions" below.

     Limitation on Liens. The senior debt indenture provides that so long as any of the senior debt securities remains outstanding, we will not, nor will we permit any Restricted Subsidiary to, issue, assume, guarantee or become liable for any Indebtedness if that Indebtedness is secured by a Mortgage upon any Principal Domestic Manufacturing Plant or upon any shares of stock or Indebtedness of any Restricted Subsidiary without in any such case effectively providing that the senior debt securities will be secured equally and ratably with (or prior to) that Indebtedness, except that the foregoing restrictions will not apply to:

     o Mortgages on property of any corporation existing at the time that corporation is acquired by us or a Restricted Subsidiary (including by way of merger or consolidation) or at the time of a sale, lease or other disposition of substantially all of the properties of a corporation to us or a Restricted Subsidiary, as long as that Mortgage is not extended to cover any property previously owned by us or a Restricted Subsidiary;

     o Mortgages on property of a corporation existing at the time the corporation first becomes a Restricted Subsidiary;

     o Mortgages on any property existing on the date securities are first issued under that indenture or when we acquired that property;

     o Mortgages securing any Indebtedness that a wholly-owned Restricted Subsidiary owes to us or another wholly-owned Restricted Subsidiary;

     o Mortgages that we enter into within specified time periods to finance the acquisition, repair, improvement or construction of any property;

     o mechanics' liens, tax liens, liens in favor of a governmental body to secure progress payments or the acquisition of real or personal property from the governmental body, and other specified liens which were not incurred in connection with any borrowing of money, as long as we are contesting those liens in good faith or those liens do not materially impair the use of any Principal Domestic Manufacturing Plant;

     o Mortgages arising from any judgment, decree or order of a court in a pending proceeding;

     o any extension, renewal or replacement of any of the Mortgages described above, as long as the amount of Indebtedness secured does not exceed the amount originally secured plus any fees incurred in connection with the refinancing.

     Notwithstanding the above, we may issue, assume or guarantee, and may permit any Restricted Subsidiary to issue, assume or guarantee, secured Indebtedness which would otherwise be subject to the foregoing restrictions, provided that the total of the aggregate amount of that Indebtedness then outstanding, excluding secured Indebtedness permitted under the foregoing exceptions, does not exceed 15% of Consolidated Net Tangible Assets.

     The subordinated debt indenture does not include any limitation on our ability to incur these types of liens.

     Limitation on Sales and Leasebacks. Under the senior debt indenture, we and our Restricted Subsidiaries are not allowed to enter into any sale and leaseback arrangement involving a Principal Domestic Manufacturing Plant which has a term of more than three years, except for sale and leaseback arrangements between us and a wholly-owned Restricted Subsidiary or between wholly-owned Restricted Subsidiaries, unless:

     o we enter into the sale and leaseback transaction within 180 days after the Principal Domestic Manufacturing Plant is acquired, constructed or placed into service by us;

     o the rent that we pay under the related lease is reimbursed under a contract between us or a Restricted Subsidiary and the United States Government or one of its agencies or instrumentalities;

     o the aggregate amount of all Attributable Debt with respect to sale and leaseback transactions plus all Indebtedness secured by Mortgages on Principal Domestic Manufacturing Plants (with the exception of secured Indebtedness which is excluded as described under "- Limitations on Liens" above) does not exceed 15% of Consolidated Net Tangible Assets; or

     o we apply an amount equal to, in the case of a sale or transfer for cash, the lesser of the net proceeds of the sale or transfer of the Principal Domestic Manufacturing Plant and the net book value, or, in the case of a sale or transfer otherwise than for cash, the lesser of the fair market value of the Principal Domestic Manufacturing Plant and the net book value, within 180 days of the effective date of the sale and leaseback arrangement to the retirement of our or a Restricted Subsidiary's Indebtedness, which may include the senior debt securities. However, we cannot satisfy this test by retiring Indebtedness that we were otherwise obligated to repay within the 180-day period.

     The subordinated debt indenture does not include any limitations on sales and leasebacks.

     Consolidation, Merger or Sale of Assets. The senior debt indenture provides that we will not consolidate or merge with or into any other corporation and will not sell, lease or convey our properties and assets as an entirety, or substantially as an entirety, to another corporation if, as a result of that action, any of our assets would become subject to a mortgage, unless either:

     o that mortgage could be created under the senior debt indenture without equally and ratably securing the senior debt securities; or

     o the senior debt securities will be secured equally and ratably with or prior to the Indebtedness secured by that mortgage.

     Each of the indentures provides that we may consolidate or merge or sell all or substantially all of our assets if:

     o we are the continuing corporation or if we are not the continuing corporation, the continuing corporation is organized and existing under the laws of the United States of America or any state of the United States or the District of Columbia and assumes by supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest, if any, on, the debt securities and the due and punctual performance and observance of all of the covenants and conditions of the applicable indenture to be performed by us; and

     o we are not, or the continuing corporation is not, in default in the performance of any covenant or condition of the applicable indenture to be performed by us immediately after the merger, consolidation or sale of assets.

Definitions

     "Attributable Debt" in respect of a sale and leaseback arrangement is defined in the senior debt indenture to mean, at the time of determination, the lesser of:

     o the sale price of the Principal Domestic Manufacturing Plant to be leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease and the denominator of which is the base term of the lease; and

     o the total rental payments under the lease discounted to present value using an interest factor determined in accordance with generally accepted financial practice. However, if we cannot readily determine that interest factor, we will use an annual rate of 11%, compounded semiannually. We will also exclude from rental payments any amounts paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which are not payments for property rights.

     "Consolidated Net Tangible Assets" is defined in the senior debt indenture to mean as of any particular time, the aggregate amount of assets after deducting current liabilities, goodwill, patents, copyrights, trademarks, and other intangibles, in each case as shown on our most recent consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.

     "Consolidated Net Worth" is defined in the senior debt indenture to mean the sum of (1) the par value of our capital stock, (2) our capital in excess of par value and (3) retained earnings, in each case as shown on our most recent consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.

     "Indebtedness" is defined in the senior debt indenture to mean any notes, bonds, debentures or other similar indebtedness for money borrowed.

     "Mortgage" is defined in the senior debt indenture to mean a mortgage, security interest, pledge or lien.

     "Principal Domestic Manufacturing Plant" is defined in the senior debt indenture to mean any manufacturing or processing plant or warehouse (other than any plant or warehouse which, in the opinion of our Board of Directors, is not material to our total business), including land and fixtures, which is owned by us or a subsidiary, located in the United States and has a gross book value (without deduction of any depreciation reserves) on the determination date of more than 1% of our Consolidated Net Worth.

     "Restricted Subsidiary" is defined in the senior debt indenture to mean any Subsidiary of ours which

     o is organized under the laws of the United States or any state of the United States or the District of Columbia;

     o transacts all or a substantial part of its business in the United States; and

     o    owns a Principal Domestic Manufacturing Plant.

     However, "Restricted Subsidiary" does not include Pitney Bowes Credit Corporation or any other Subsidiary which

     o is primarily engaged in providing or obtaining financing for the sale or lease of products that we or our Subsidiaries sell or lease or is otherwise primarily engaged in the business of a finance company; or

     o is primarily engaged in the business of owning, developing or leasing real property other than a Principal Domestic Manufacturing Plant.

     "Subsidiary" is defined in both indentures to mean any corporation of which at least a majority of the outstanding voting stock is owned by us, or by us and one or more Subsidiaries, or by one or more Subsidiaries.

Events of Default, Waiver and Notice

     The indentures provide that the following events will be events of default with respect to the debt securities of a series:

     o we default in the payment of any interest on the debt securities of that series for 30 days or more;

     o we default in the payment of any principal or premium on the debt securities of that series on the date that payment was due;

     o we default in making any sinking fund payment on the debt securities of that series on the date that payment was due;

     o we breach any of the other covenants applicable to that series of debt securities and that breach continues for 90 days or more after we receive notice from the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series;

     o we commence bankruptcy or insolvency proceedings or consent to any bankruptcy relief sought against us; or

     o we become involved in involuntary bankruptcy or insolvency proceedings and an order for relief is entered against us, if that order remains in effect for more than 60 consecutive days.

     The prospectus supplement may specify additional events of default that may be applicable to debt securities of a series.

     The trustee or the holders of 25% of the aggregate principal amount of debt securities of a series may declare all of the debt securities of that series to be due and payable immediately if an event of default with respect to a payment occurs. The trustee or the holders of 25% of the aggregate principal amount of debt securities of each affected series voting as one class may declare all of the debt securities of each affected series due and payable immediately if an event of default with respect to a breach of a covenant occurs. The trustee or the holders of 25% of the aggregate principal amount of debt securities outstanding under the applicable indenture voting as one class may declare all of the debt securities outstanding under that indenture due and payable immediately if a bankruptcy event of default occurs. The holders of a majority of the aggregate principal amount of the debt securities of the applicable series or number of series may annul a declaration or waive a past default with respect to that series except for a continuing payment default and only if all other events of default with respect to that series have been cured or waived. If any of the affected debt securities are original issue discount securities, by principal amount we mean the amount that the holders would be entitled to receive by the terms of that debt security if the debt security were declared immediately due and payable.

     The holders of a majority in principal amount of the debt securities of any or all series affected and then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee under the indentures. Notwithstanding the foregoing, a trustee will not have to follow any direction unless the holders of the debt securities offer to reimburse the trustee for the costs, expenses and liabilities which the trustee might incur in compliance with the request.

     If we have placed funds on deposit with the trustee to avoid having to comply with the restrictive covenants in the senior debt indenture and the debt securities are declared due and payable because of an event of default, the funds on deposit will be sufficient to pay amounts due on the debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on the debt securities at the time the debt securities are declared due and payable. In that case, we would remain liable for any deficiency.

     Each indenture requires that we file a certificate each year with the applicable trustee stating that there are no defaults under the indenture. Each indenture permits the applicable trustee to withhold notice to holders of debt securities of any default other than a payment default if the trustee considers it in the best interests of the holders.

Modification of Indentures

     We can enter into a supplemental indenture with the applicable trustee to modify any provision of the applicable indenture or any series of debt securities without obtaining the consent of the holders of any debt securities if the modification does not adversely affect the holders in any material respect. In addition, we can generally enter into a supplemental indenture with the applicable trustee to modify any provision of the indenture or any series of debt securities if we obtain the consent of the holders of a majority of the aggregate principal amount of outstanding debt securities of each affected series voting as one class. However, we need the consent of each affected holder in order to:

     o change the date on which any payment of principal or interest on any debt security is due;

     o reduce the amount of any principal, interest or premium due on any debt security;

     o    change the currency or location of any payment;

     o impair the right of any holder to bring suit for any payment after its due date; or

     o reduce the percentage in principal amount of debt securities required to consent to any modification or waiver of any provision of the indenture or the debt securities.

Form of Debt Securities

     Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire series of securities issued at one time. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security and, in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by the global securities. The depositary maintains a computerized system that will reflect the beneficial ownership of the securities through accounts maintained by broker/dealers, banks, trust companies

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

or other representatives, as we explain more fully below under "--Global Securities."

Global Securities

     We may issue the debt securities of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to that series and registered in the name of the depositary or its nominee. Unless we specify a different depositary in a prospectus supplement, the depositary for any global securities we issue will be The Depository Trust Company, or DTC, New York, New York. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by the global securities. Unless and until the depositary exchanges a global security in whole or in part for securities in definitive registered form, the global security may not be transferred except in whole or in part by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of that successor.

     If not described below, any specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for that global security, which we call "participants", or persons that may hold interests through participants. Upon the issuance of a global security, the depositary for the global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities represented by the global security beneficially owned by those participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the securities. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary for the global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

     The laws of some states may require that some purchasers of securities take physical delivery of their securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

     So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of their securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depositary for that global security would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal, premium, if any, and interest, if any, on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. We and the trustees or any of our or their agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     We expect that the depositary for any debt

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

securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of the global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or representatives of which) are also owners of DTC. Access to DTC's book-entry systems is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue the debt securities in definitive form in exchange for that global security. We will also issue debt securities of any series in definitive form in exchange for the global securities representing the securities of that series if any event occurs and is continuing which, after notice or lapse of time, or both, would become an event of default with respect to the securities of that series. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more global securities and, in that event, will issue debt securities of that series in definitive form in exchange for all of the global security or securities representing those debt securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary will instruct the relevant trustee. We expect that those instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security.

              DESCRIPTION OF PREFERRED STOCK AND PREFERENCE STOCK

     The following description of the material terms of our preferred stock and preference stock is based on the provisions of our restated certificate of incorporation, as amended. For more information as to how you can obtain a current copy of our restated certificate of incorporation, see "Where You Can Find More Information."

     Our restated certificate of incorporation, as amended, authorizes the issuance of 600,000 shares of cumulative preferred stock, par value $50.00 per share, 5,000,000 shares of preference stock, without par value, and 480,000,000 shares of common stock, par value $1.00 per share.

Preferred Stock

     We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to determine the voting powers, if any, designations and powers, preferences and rights, and the qualifications, limitations or restrictions, for each series of preferred stock that may be issued and to fix the number of shares of each series.

     At August 31, 2001, there were 488 shares of our 4% Convertible Cumulative Preferred Stock outstanding. Each share of our outstanding 4% preferred stock is entitled to cumulative dividends at the rate of $2 per year, can be redeemed at our option, in whole or in part at any time, at a price of $50 per share, plus dividends accrued to the redemption date, and is convertible into 24.24 shares of our common stock, subject to anti-dilution adjustment.

     Dividends. Holders of preferred shares of each series will be entitled to receive, when and as declared by our board of directors out of funds legally available for the payment of dividends, cumulative dividends at the rate determined by our board of directors for that series, and no more. Dividends on the preferred shares will accrue from the date fixed by our board of directors for that series. Unless we have declared and paid in full all dividends payable on all of our outstanding preferred shares for the current period and all prior periods, we will not be allowed to make any dividend payments on any class of stock that is subordinate to our preferred shares and we will not be allowed to redeem or otherwise repurchase any shares of any class of stock which ranks equally with or subordinate to our preferred shares.

     Accrued and unpaid dividends on the preferred shares will not bear interest.

     Redemption. The terms, if any, on which preferred shares of any series may be redeemed will be described in a prospectus supplement.

     If we decide to redeem fewer than all of the outstanding preferred shares of any series, we will determine the method of selecting which shares to redeem.

     Conversion or Exchange Rights. The prospectus supplement relating to any series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible into or exchangeable for shares of common or preference stock or another series of preferred stock of Pitney Bowes or securities of any third party.

     Liquidation. In the event of our voluntary or involuntary liquidation, before any distribution of assets will be made to the holders of any class of shares ranking subordinate to the preferred shares as to assets, the holders of the preferred shares of each series will be entitled to receive out of our assets available for distribution to our shareholders the sum of the par value for that series and all accrued and unpaid dividends on those shares. In the event of a voluntary liquidation, the holders of preferred shares also will receive the premium, if any, assigned to that series. The holders of all series of preferred shares are entitled to share ratably, in accordance with the respective amounts payable on their shares, in any distribution upon liquidation which is not sufficient to pay in full the aggregate amounts payable on all of those shares. After payment in full of the liquidation price of the preferred shares, the holders of those shares will not be entitled to any further participation in any distribution of our assets. Neither the consolidation or merger of Pitney Bowes with or into any other corporation or corporations, nor the merger or consolidation of any other corporation into and with Pitney Bowes, will be deemed to be a voluntary or involuntary liquidation if the transaction is consented to by the holders of 66 2/3% of the outstanding preferred shares. However, the sale, exchange or transfer of all or substantially all of the assets of Pitney Bowes will be deemed a voluntary liquidation of Pitney Bowes for purposes of payment of the liquidation price of the preferred shares.

     Voting. The preferred shares of a series will not be entitled to vote, except as provided below or in the applicable prospectus supplement unless required by applicable law. Unless otherwise indicated in the prospectus supplement relating to a series of preferred shares, each share of a series will be entitled to one vote on matters on which holders of that series are entitled to vote. However, we may not alter certain rights and preferences of the preferred shares without the affirmative vote of the holders of at least two-thirds of the affected outstanding preferred shares, voting as a class. In addition, whenever dividends on the preferred shares are in arrears in an aggregate amount equal to six quarterly dividend periods or we fail to retire or repurchase any shares of preferred stock that we are obligated to retire or repurchase, then the holders of all series of outstanding preferred shares, voting as a class, will be entitled to elect one-third of the total number of directors, but not less than three directors. We may not increase the amount of preferred shares or authorize or create any shares of any other class of stock ranking equal to the preferred shares as to dividends or assets or otherwise without the consent of the holders of at least a majority of all the outstanding preferred shares, voting as a class.

Preference Stock

     We may issue preference stock from time to time in one or more series, without stockholder approval. The preference shares rank as to dividends and assets junior to the preferred shares but senior to the common stock and to any other capital stock of Pitney Bowes that we may authorize in the future, other than capital stock that ranks senior or equal to the preference shares and that is authorized as described below under

"-Voting". Each series of preference shares will rank equally to each other series of preference shares as to dividends and assets, unless the prospectus supplement relating to a particular series of preference shares states that the shares of that series rank junior to the other series of preference shares as to dividends or assets or both.

     Subject to the limitations prescribed by law, our board of directors is authorized to determine the voting powers, if any, designations and powers, preferences and rights, and the qualifications, limitations or restrictions for each series of preference stock that may be issued and to fix the number of shares of each series.

     At August 31, 2001, there were 59,774 shares of $2.12 Convertible Preference Stock outstanding. Each share of our outstanding $2.12 preference stock is entitled to cumulative dividends at the rate of $2.12 per year, can be redeemed at our option, in whole or in part at any time, at a price of $28 per share, plus dividends accrued to the redemption date, and is convertible into 16 shares of our common stock, subject to anti-dilution adjustment.

     Dividends. Holders of preference shares of each series will be entitled to receive, when and as declared by our board of directors out of funds legally available for the payment of dividends, cumulative dividends at the rate determined by our board of directors for that series, and no more. Dividends on the preference shares will accrue from the date fixed by our board of directors for that series. Because the preference shares rank junior to the preferred shares, unless we have declared and paid in full all dividends payable on all of our outstanding preferred shares for the current period and all prior periods, we will not be allowed to make any dividend payments on the preference shares and we will not be able to redeem or repurchase any preference shares. We will also not be allowed to make any dividend payment on any series of preference shares unless at the same time we pay dividends, in the same proportion to the preferential dividend rates, for each other series of preference shares ranking equally with that series. In addition, unless we have paid in full all dividends payable on all of our outstanding preference shares for the current period and all prior periods, we will not be allowed to make any dividend payments on any class of stock that is subordinate to our preference shares and we will not be allowed to redeem or otherwise repurchase any shares of any class of stock which ranks equally with or subordinate to our preference shares.

     Redemption. The terms, if any, on which preference shares of any series may be redeemed will be described in a prospectus supplement.

     If we decide to redeem fewer than all of the outstanding preference shares of any series, we will determine the method of selecting which shares to redeem.

     Conversion or Exchange Rights. The prospectus supplement relating to any series of preference stock that is convertible or exchangeable will state the terms on which shares of that series are convertible into or exchangeable for shares of common stock or another series of preference stock of Pitney Bowes or securities of any third party.

     Liquidation. In the event of our voluntary or involuntary liquidation, before any distribution of assets is made to the holders of any class of shares ranking as to assets subordinate to the preference shares, the holders of the preference shares of each series will be entitled to receive out of our assets available for distribution to our shareholders the preferential amount, in cash, that will be determined by our board of directors for that series when that series is established and all accrued and unpaid dividends on those shares, but the holders of the preference shares will not be entitled to receive the liquidation price of their shares until the liquidation price of the preferred shares outstanding at the time has been paid in full. The holders of all series of preference shares are entitled to share ratably, in accordance with the respective amounts payable on their shares, in any distribution upon liquidation which is not sufficient to pay in full the aggregate amounts payable on those shares, except to the extent that the prospectus supplement relating to a particular series of preference shares states that the shares of that series rank junior to the other series of preference shares as to dividends or assets. After payment in full of the liquidation price of the preference shares, the holders of those shares will not be entitled to any further participation in any distribution of our assets.

     Voting. The preference shares of a series will not be entitled to vote, except as provided below or in the applicable prospectus supplement and as required by applicable law. Unless otherwise indicated in the prospectus supplement relating to a series of preference shares, each share of a series will be entitled to one vote on matters on which holders of that series are entitled to vote. Notwithstanding the foregoing, we may not create, authorize or increase the authorized amount of any class of stock having preference or priority as to dividends or assets over the preference shares without the affirmative vote of the holders of at least two-thirds of the preference shares, irrespective of series. We may not increase the authorized amount of preference stock or of any previously authorized class of stock ranking equally with the preference stock as to dividends or assets, or authorize or create any class of stock ranking equally with the preference stock as to dividends or assets, without the consent of the holders of a majority of the outstanding preference shares, irrespective of series. Whenever dividends on the preference shares are in arrears in an aggregate amount equal to six quarterly dividend periods, then the holders of preference shares, voting as a class, will be entitled to elect two directors.

                          DESCRIPTION OF COMMON STOCK

     The following description of the material terms of our common stock is based on the provisions of our restated certificate of incorporation, as amended. For more information as to how you can obtain a current copy of our restated certificate of incorporation, see "Where You Can Find More Information".

     We do not intend to offer common stock directly with this prospectus. We may issue debt securities or preferred or preference stock under this prospectus that are convertible into Pitney Bowes' common stock. If a series of securities is convertible into common stock, the prospectus supplement will state the initial conversion price per share at which the securities may be converted.

     Subject to the rights of the holders of any of our preferred stock or preference stock then outstanding, holders of common stock are entitled to one vote per share on matters to be voted on by our stockholders and to receive dividends, if any, when declared from time to time by our board of directors in its discretion out of legally available funds. Upon our liquidation or dissolution, holders of common stock are entitled to receive proportionately all assets remaining after payment of all liabilities and liquidation preference on any shares of preferred stock or preference stock outstanding at the time. Holders of common stock have no preemptive or other subscription rights other than the rights described below under "- Stockholder Rights Agreement", and there are no conversion rights or redemption or sinking fund provisions with respect to common stock. As of August 31, 2001, there were approximately 244,829,461 shares of our common stock outstanding, net of 78,508,451 shares of treasury stock, and approximately 18,772,315 shares reserved for issuance upon exercise of outstanding stock options and conversion of our 4% preferred shares and $2.12 preference shares. All of our outstanding common stock is fully paid and non-assessable, which means that the holders have paid their purchase price in full and we may not ask them for additional funds, and all of the shares of common stock that may be offered with this prospectus will be fully paid and non-assessable when issued.

     The transfer agent and registrar for our common stock is First Chicago Trust Company of New York, a division of Equiserve LP.

     Our common stock is listed on the New York Stock Exchange under the ticker symbol "PBI".

Stockholder Rights Agreement

     On December 11, 1995, we entered into a stockholder rights agreement. The material provisions of that rights agreement are summarized below. However, since the terms of our rights agreement are complex, this summary may not contain all of the information that is important to you. For more information, you should read the agreement, which is filed as an exhibit with the SEC. See "Where You Can Find More Information" for information on how to obtain a copy.

     Our rights agreement currently provides that each share of our outstanding common stock has one right to purchase one-two-hundredth of a share of our Series A Junior Participating Preference Stock. The purchase price per one-two-hundredth of a share of preference stock under the stockholder rights agreement is $97.50. The rights are not exercisable until they separate from the common stock, as described below.

     Initially, the rights under our rights agreement are attached to outstanding certificates representing our common stock, but the rights will be represented by separate certificates on the day 10 days after someone acquires at least 20% of our common stock, or approximately 10 days after someone commences a tender offer for at least 20% of our outstanding common stock.

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     After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights. All shares of our common stock issued prior to the date the rights separate from the common stock have been and will be issued with the rights attached. Until the rights separate from the common stock, each right will be transferable only with the related share of common stock. The rights will expire on February 20, 2006 unless we redeem or exchange them earlier.

     If an acquiring person obtains or has the right to obtain at least 20% of our common stock and none of the events described in the next paragraph have occurred, then each right will entitle the holder to purchase for $97.50 a number of shares of our common stock having a then current market value of $195.00.

     If an acquiring person obtains or has the right to obtain at least 20% of our common stock, then each right will entitle the holder to purchase for $97.50 a number of shares of common stock of the acquiring person having a then current market value of $195.00 if any of the following occurs:

     o    we merge into another entity;

     o    an acquiring entity merges into us; or

     o    we sell 50% or more of our assets or earning power.

     Under our rights agreement, any rights that are or were owned by an acquiring person of more than 20% of our outstanding common stock will be null and void.

     Our rights agreement contains exchange provisions which provide that after an acquiring person obtains 20% or more, but less than 50%, of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for shares of our common stock, at an exchange ratio of one share of common stock or one two-hundredth of a share of Series A Junior Participating Preference Stock per right.

     Our board of directors may, at its option, redeem all of the outstanding rights at a redemption price of $0.005 per right, subject to adjustment, prior to the earlier of (1) the time that an acquiring person obtains 20% or more of our outstanding common stock, or (2) the final expiration date of the rights agreement. The ability to exercise the rights will terminate upon the action of our board of directors ordering the redemption of the rights, and the only right of the holders of the rights will be to receive the redemption price.

     Holders of rights will have no rights as stockholders, such as the right to vote or receive dividends, simply by virtue of holding the rights. The rights agreement includes anti-dilution provisions designed to prevent efforts to diminish the effectiveness of the rights.

     For so long as the rights are redeemable, we may amend the rights agreement in any respect. At any time when the rights are no longer redeemable, we may amend the rights in any respect that does not adversely affect the holders of rights.

     Our rights agreement contains provisions that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired, redeemed or declared invalid. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board of directors to negotiate with an acquiror on behalf of all of the stockholders.

Limitation of Liability and Indemnification Matters

     Our certificate of incorporation provides that a director of Pitney Bowes will not be liable to Pitney Bowes or its stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law.

     Our certificate of incorporation also provides for indemnification, to the fullest extent permitted by the Delaware General Corporation Law, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that the person is or was a director or officer of Pitney Bowes, or, at the request of Pitney Bowes, serves or served as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by that person in connection with the action, suit or proceeding. Our certificate of incorporation also provides that, to the extent

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

authorized from time to time by our board of directors, Pitney Bowes may provide to employees and other agents of Pitney Bowes rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred by the certificate of incorporation on directors and officers of Pitney Bowes or persons serving at the request of Pitney Bowes as directors, officers, employees or agents of any other enterprise.

Section 203 of the Delaware General Corporation
Law

     Section 203 of the Delaware General Corporation Law applies to Pitney Bowes. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder", as defined in Section 203, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder", as defined in Section 203, is a person who, together with affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between Pitney Bowes and an interested stockholder is prohibited unless it satisfies one of the following conditions:

     o before the stockholder became an interested stockholder, the board of directors of Pitney Bowes must have approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Pitney Bowes outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers; or

     o the business combination is approved by the board of directors of Pitney Bowes and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.

     See also "-Certain Anti-Takeover Matters-Vote Required for Certain Business Combinations" below for information about provisions in our certificate of incorporation that impose requirements similar to those of
Section 203.

Certain Anti-Takeover Matters

     Our certificate of incorporation and by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

     Vote Required for Certain Business Combinations. Our certificate of incorporation generally requires the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of Pitney Bowes entitled to vote generally in the election of directors, which we call "voting stock", voting together as a single class, in addition to any other affirmative vote required by law or the certificate of incorporation, to approve:

     o any merger or consolidation of Pitney Bowes or any of its subsidiaries with an "interested stockholder", as defined in the certificate of incorporation and described below, or any other corporation which is, or after the merger or consolidation would be, an affiliate of an interested stockholder;

     o any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any interested stockholder or any affiliate of any interested stockholder of any assets of Pitney Bowes or any of its subsidiaries having an aggregate fair market value of $50,000,000 or more;

     o the issuance or transfer by Pitney Bowes or any of its subsidiaries of any securities of Pitney Bowes or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property having an aggregate fair market value of $50,000,000 or more;

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

     o the adoption of any plan or proposal for the liquidation or dissolution of Pitney Bowes proposed by or on behalf of an interested stockholder or any affiliate of any interested stockholder; or

     o any reclassification of securities or recapitalization of Pitney Bowes, or any merger or consolidation of Pitney Bowes with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Pitney Bowes or any of its subsidiaries which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

     An "interested stockholder" means any person, other than Pitney Bowes or any of its subsidiaries, who or which:

     o beneficially owns, directly or indirectly, more than 20% of the voting power of the outstanding shares of voting stock;

     o is an affiliate of Pitney Bowes and at any time within the two-year period immediately before the date in question beneficially owned, directly or indirectly, 20% or more of the voting power of the then outstanding voting stock; or

     o is the assignee of any shares of voting stock which were at any time within the two-year period immediately before the date in question beneficially owned by an interested stockholder, if the assignment of those shares occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     The special voting requirement described above will not apply to a transaction of any of the kinds described above, and that transaction will require only any affirmative vote that is required by law and any other provisions of our certificate of incorporation, if either:

     o a majority of our "disinterested directors" approve the transaction; "disinterested director" means any director who is unaffiliated with the interested stockholder and was a member of the board of directors before the interested stockholder became an interested stockholder, and any successor of a disinterested director who is unaffiliated with the interested stockholder and is recommended to succeed the disinterested director by a majority of disinterested directors then on the board; or

     o    all of the following conditions are met:

          - the aggregate amount of the cash and the fair market value as of the date of consummation of the transaction of consideration other than cash to be received per share by holders of common stock in the transaction is at least equal to the higher of the following: (a) the highest per share price paid by the interested stockholder for any shares of common stock acquired by it within the two-year period immediately before the first public announcement of the proposal of the transaction, which we call the "announcement date", or in the transaction in which it became an interested stockholder, whichever is higher, and (b) the fair market value per share of common stock on the announcement date or the date on which the interested stockholder became an interested stockholder, whichever is higher;

          - the aggregate amount of the cash and the fair market value as of the date of consummation of the transaction of consideration other than cash to be received per share by holders of shares of any other class of outstanding voting stock is at least equal to the highest of the following: (a) the highest per share price paid by the interested stockholder for any shares of that class of voting stock acquired by it within the two-year period immediately before the announcement date or in the transaction in which it became an interested stockholder, whichever is higher; (b) the highest preferential amount per share to which the holders of shares of that class of voting stock are entitled upon any voluntary or involuntary liquidation,

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

               dissolution or winding up of Pitney Bowes; and (c) the fair market value per share of that class of voting stock on the announcement date or the date on which the interested stockholder became an interested stockholder, whichever is higher;

          - the consideration to be received by holders of a particular class of outstanding voting stock will be in cash or in the same form as the interested stockholder has previously paid for shares of that class of voting stock; if the interested stockholder has paid for shares of any class of voting stock with varying forms of consideration, the consideration for that class will be either cash or the form used to acquire the largest number of shares of that class previously acquired by it;

          - after the interested stockholder has become an interested stockholder and before the consummation of the transaction: (a) except as approved by a majority of the disinterested directors, Pitney Bowes has not failed to declare and pay at the regular date any full quarterly dividends on the outstanding preferred stock or preference stock; (b) except as approved by a majority of the disinterested directors, Pitney Bowes has not reduced the annual rate of dividends on the common stock or failed to increase that rate to reflect any reclassification of the outstanding shares of common stock, including any reverse stock split; (c) the interested stockholder has not become the beneficial owner of any additional shares of voting stock except as part of the transaction which results in the interested stockholder becoming an interested stockholder;

          - after the interested stockholder has become an interested stockholder, the interested stockholder has not received the benefit, except proportionately as a stockholder, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by Pitney Bowes; and

          - a proxy or information statement describing the proposed transaction and complying with the requirements of the Exchange Act and the rules and regulations under that Act has been mailed to public stockholders of Pitney Bowes at least 30 days before the consummation of the transaction, whether or not the proxy or information statement is required to be mailed under that Act.

     Classified Board of Directors. Our certificate of incorporation provides for a board of directors divided into three classes, with one class to be elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of our board of directors. In addition, the stockholders of Pitney Bowes can only remove directors, with or without cause, by the affirmative vote of the holders of at least 80% of the outstanding shares of voting stock, voting together as a single class. Except to the extent that the holders of preferred stock and preference stock have the right to fill vacancies on the board of directors in some circumstances, vacancies on our board of directors may be filled only by our board of directors. The classification of directors and the inability of stockholders to remove directors without the vote of at least 80% of the outstanding shares of voting stock or to fill vacancies on the board of directors make it more difficult to change the composition of our board of directors, but promote a continuity of existing management.

     Advance Notice Requirements. Our by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of stockholders of Pitney Bowes. These procedures provide that notice of stockholder proposals of these kinds must be timely given in writing to the Secretary of Pitney Bowes before the meeting at which the action is to be taken. Generally, to be timely, notice of stockholder proposals other than nomination of director candidates must be received at the principal executive offices of Pitney Bowes not less than 90 days before an annual meeting at which the proposals are to be presented, and notice of stockholder nominations of director candidates to be presented at an annual or special meeting must be received not later than (1) 90 days before the annual

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

meeting or (2) the close of business on the seventh day following the date on which notice of the special meeting is first given to stockholders, as applicable. The notice must contain certain information specified in the by-laws.

     No Ability of Stockholders to Call Special Meetings. Our certificate of incorporation and by-laws deny stockholders the right to call a special meeting of stockholders, except to the extent that holders of preferred stock or preference stock have the right to call a special meeting in some circumstances. Our certificate of incorporation and by-laws provide that, except to that extent, only the board of directors may call special meetings of the stockholders.

     No Written Consent of Stockholders. Our certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit our stockholders to act by written consent without a meeting.

     Amendment of By-Laws and Certificate of Incorporation. Our certificate of incorporation requires the approval of not less than 80% of the voting power of all outstanding shares of voting stock, voting as a single class, to amend any of the provisions of the certificate of incorporation and by-laws described in this section. Those provisions make it more difficult to dilute the anti-takeover effects of our by-laws and our certificate of incorporation.

     Blank Check Preferred and Preference Stock. Our certificate of incorporation provides for 600,000 authorized shares of preferred stock and 5,000,000 authorized shares of preference stock. The existence of authorized but unissued shares of preferred and preference stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of Pitney Bowes by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in the best interests of Pitney Bowes, the board of directors could cause shares of preferred or preference stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. In this regard, the certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred and preference stock. The issuance of shares of preferred or preference stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of Pitney Bowes.

                        DESCRIPTION OF DEPOSITARY SHARES

     We may, at our option, elect to offer fractional shares of preferred stock or preference stock, rather than full shares of preferred stock or preference stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock or preference stock.

     The shares of any series of preferred stock or preference stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock or preference stock underlying the depositary share, to all the rights and preferences of the preferred stock or preference stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock or preference stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in

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

connection with the offering of the specific depositary shares.

     Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

     Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

     Withdrawal of Underlying Preferred or Preference Stock. Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred or preference stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred or preference stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred or preference stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

     Redemption of Depositary Shares. If a series of preferred stock or preference stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

     Voting. Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock or preference stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock or preference stock underlying those depositary shares in accordance with those instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock or preference stock.

     Conversion of Preferred or Preference Stock. If the prospectus supplement relating to the depositary shares says that the deposited preferred or preference stock is convertible into or exchangeable for common stock or preferred or preference stock of another series of Pitney Bowes or securities of any third party, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for any securities of Pitney Bowes or any third party. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions to instruct us to cause conversion or exchange of the preferred or preference stock represented by the depositary shares into or for whole shares of common stock or shares of another series of preferred or preference stock of Pitney Bowes or securities of the relevant third party, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for

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

conversion or exchange of the deposited preferred or preference stock. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

     Amendment and Termination of the Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which the underlying preferred or preference stock is convertible or exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

     Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the underlying stock and any redemption of the underlying stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

     Reports. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

     Limitation on Liability. Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

     Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

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                              PLAN OF DISTRIBUTION

     We may sell the securities being offered by this prospectus in four ways:

     o    directly to purchasers;

     o    through agents;

     o    through underwriters; and

     o    through dealers.

     We may directly solicit offers to purchase our securities or we may designate agents to solicit offers to purchase those securities. We will, in the prospectus supplement relating to an offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we must pay. Any agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic 'dutch auction' of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

     If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with them at the time of sale to them and we will set forth in the prospectus supplement relating to that offering their names and the terms of our agreement with them.

     If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by such dealer at the time of resale.

     Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against some types of civil liabilities or to contribution in respect of those liabilities, including liabilities under the Securities Act of 1933. Remarketing firms, agents, underwriters and dealers may be customers of or engage in transactions with or perform services for us in the ordinary course of business.

     If we so indicate in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by the types of purchasers specified in the prospectus supplement to purchase offered securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions described in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of those offers.

     Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

                           VALIDITY OF THE SECURITIES

     Unless otherwise specified in a prospectus supplement, the validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Sara E. Moss, Esq., Senior Vice President and General Counsel of Pitney Bowes, and by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, and, for the underwriters or agents by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004.

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                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Pitney Bowes Inc. for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. In particular, the registration statement includes as exhibits copies of the forms of our senior and subordinated indentures. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want to review any of these documents, you should obtain the documents by following the procedures described in the paragraph below.

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1- 800-SEC-0330 for further information on the Public Reference Room. You may also read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" much of the information we file with them, which means that we can disclose important information to you by referring you directly to those publicly available documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and the accompanying prospectus supplement.

     We incorporate by reference the documents listed below and any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and before the effectiveness of the registration statement and after the effectiveness of the registration statement until we sell all of the securities we are offering with this prospectus:

     o Our Annual Report on Form 10-K for the year ended December 31, 2000 (which incorporates by reference portions of our proxy statement dated March 23, 2001).

     o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

     o Our Current Reports on Form 8-K filed February 1, 2001, February 8, 2001, April 13, 2001, April 18, 2001, April 19, 2001 (two reports),
          May 17, 2001, June 5, 2001 (two reports), June 15, 2001, July 2,
          2001, July 3, 2001, July 19, 2001 and October 23, 2001.

     o    Our Form 8-A filed February 16, 1996 and Form 8-A/A filed January 16,
          1998.

     You may obtain free copies of any of these documents by writing or telephoning us at Pitney Bowes Inc., World Headquarters, One Elmcroft Road, Stamford, Connecticut, 06926-0700, telephone (203) 356-5000.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.


Securities and Exchange Commission Registration Fee....................$ 500,000
Trustee's Fees and Expenses............................................   15,000
Printing and Engraving Expenses........................................   20,000
Rating Agency Fees.....................................................  100,000
Accounting Fees and Expenses...........................................   30,000
Legal Fees and Expenses................................................   50,000
Blue Sky Fees and Expenses.............................................    5,000
Miscellaneous Expenses.................................................    5,000
                                                                           -----
    Total..............................................................$ 725,000
                                                                       =========
-------------------
The above items are estimates except the registration fee.

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law allows for indemnification of any person who has been made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was serving as a director, officer, employee or agent of the registrant or by reason of the fact that he or she is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In certain circumstances, indemnity may be provided against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if the person acted in good faith and in the manner reasonably believed by him to be in, or not opposed to, the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the registrant, no indemnification may be made if the person is found to be liable to the corporation, unless and only to the extent the court in which the proceeding is brought or the Delaware Court of Chancery orders such indemnification.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation includes a provision limiting such liability.

     The Restated Certificate of Incorporation of the Company provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Such right to indemnification is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to such indemnity.

     The foregoing statements are specifically made subject to the detailed provisions of the Delaware General Corporation Law and the Restated Certificate of Incorporation of the Company.

     The Company has a directors and officers liability insurance policy that will reimburse the Company for any payments that it shall make to directors and officers pursuant to law or the indemnification provisions of its Restated Certificate of Incorporation and that will, subject to certain exclusions contained in the policy, further pay any other costs, charges and expenses and settlements and judgments arising from any proceeding involving any director or officer of the Company in his or her past or present capacity as such, and for which he may be liable, except as to any liabilities arising from acts that are deemed to be uninsurable.

     The provisions contained in the Underwriting Agreements and Distribution Agreement pursuant to which the Company agrees to indemnify underwriters and agents, as the case may be, and each person, if any, who controls any underwriters or agents and filed or to be filed as part of Exhibits 1.1, 1.2 and 1.3, are incorporated herein by reference.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16. Exhibits (Numbered in accordance with Item 601 of Regulation S-K).


                                                                                              Status or
Reg. S-K                                                                                    Incorporation
Exhibits                                Description                                          by Reference
--------                                -----------                                          ------------

1.1  Form of Underwriting Agreement for debt securities (incorporated by reference to Exhibit 1(a) to Form S-3 as filed with the Commission on
     April 29, 1998 (Commission file number 333-51281))
1.2  Form of Distribution Agreement*
1.3  Form of Underwriting Agreement for preferred stock, preference stock and depositary shares*
2.1  Restated Certificate of Incorporation (incorporated by reference to
     Exhibit 3(a)(i) to Form 10-Q as filed with the Commission on August 14,
     1996 (Commission file number 001- 03579))
2.2  Certificate of Amendment to the Restated Certificate of Incorporation, as
     amended December 18, 1997 (incorporated by reference to Exhibit (a.1) to
     Form 10-K as filed with the Commission on March 27, 1998 (Commission file number 001-03579))
2.3  By-laws, as amended (incorporated by reference to Exhibit (3)(ii) to Form
     10-Q as filed with the Commission on November 16, 1998 (Commission file number 001-03579))
4.1  Specimen of certificate representing Pitney Bowes Inc.'s common stock.................................................................................. Exhibit 4.1


                                      II-2


                                                                                              Status or
Reg. S-K                                                                                    Incorporation
Exhibits                                Description                                          by Reference
--------                                -----------                                          ------------
4.2  Rights Agreement, dated as of December 11, 1995, between Pitney Bowes Inc.
     and Chemical Mellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 1 to Form 8-A as filed with the Commission on
     February 16, 1996 (Commission file number 001-03579))
4.3  Certificate of Adjustment, dated as of January 16, 1998 (incorporated by reference to Exhibit 2 to Form 8-A/A as filed with the Commission on
     January 16, 1998 (Commission file number 001-03579))
4.4  Form of Senior Indenture............................................................... Exhibit 4.4
4.5  Form of Subordinated Indenture......................................................... Exhibit 4.5
4.6  Form of Depositary Agreement*
4.7  Form of Depositary Receipt*
5.1  Opinion re: Legality................................................................... Exhibit 5.1
12.1 Computation of Ratio of Earnings to Fixed Charges of Pitney Bowes Inc.................. Exhibit 12.1
12.2 Computation of Ratio of Earnings to Fixed Charges and Preferred and
     Preference Stock Dividends of Pitney Bowes Inc......................................... Exhibit 12.2
23.1 Consent of PricewaterhouseCoopers LLP.................................................. Exhibit 23.1
23.2 Consent of Sara E. Moss, Esq........................................................... Exhibit 23.2
23.3 Consent of Davis Polk & Wardwell (included in opinion filed as Exhibit 5.1)
24   Power of Attorney (contained on signature page)
25.1 Statement of Eligibility of SunTrust Bank.............................................. Exhibit.25.1

-------------------
*    To be filed by amendment or under cover of Form 8-K.

Item 17.  Undertakings.

Pitney Bowes Inc. hereby undertakes:

      (1) To file during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

      (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to provisions referred to in Item 15, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 26th day of October, 2001.



                                                      PITNEY BOWES INC.



                                                  By:   /s/ Dessa Bokides
                                                      --------------------------
                                                       Name:  Dessa Bokides
                                                       Title: Vice President and
                                                                Treasurer


                               POWER OF ATTORNEY

     The Registrant and each person whose signature appears below constitutes and appoints Michael J. Critelli, Bruce P. Nolop, Arlen F. Henock and Dessa Bokides, and any agent for service named in this Registration Statement, and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her, or its name, place and stead, in any and all capacities, to sign any registration statements and any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                        Title                      Date
          ---------                        -----                      ----

   /s/  Michael J. Critelli     Chairman and Chief Executive    October 26, 2001
--------------------------------   Officer-Director
      Michael J. Critelli


     /s/  Bruce P. Nolop         Executive Vice President and   October 26, 2001
--------------------------------   Chief Financial Officer
         Bruce P. Nolop            (Principal Financial Officer)


     /s/ Arlen F. Henock         Vice President-Finance         October 26, 2001
--------------------------------   (Principal Accounting Officer)
       Arlen F. Henock

     /s/ Linda G. Alvarado        Director                      October 26, 2001
--------------------------------
       Linda G. Alvarado


     /s/ Colin G. Campbell        Director                      October 26, 2001
--------------------------------
       Colin G. Campbell


     /s/ Jessica P. Einhorn       Director                      October 26, 2001
--------------------------------
       Jessica P. Einhorn


        /s/ Ernie Green           Director                      October 26, 2001
--------------------------------
          Ernie Green


     /s/ Herbert L. Henkel        Director                      October 26, 2001
--------------------------------
       Herbert L. Henkel


     /s/ James H. Keyes           Director                      October 26, 2001
--------------------------------
       James H. Keyes


     /s/ John S. McFarlane        Director                      October 26, 2001
--------------------------------
       John S. McFarlane


                                  Director
--------------------------------
       Eduardo R. Menasce


     /s/ Michael I. Roth          Director                      October 26, 2001
--------------------------------
       Michael I. Roth


                                  Director
--------------------------------
       David L. Shedlarz


                                  Director
--------------------------------
       Robert E. Weissman

                                 EXHIBIT INDEX


Exhibits                               Description                                               Page
--------                               -----------                                               ----
1.1     Form of Underwriting Agreement (incorporated by reference to Exhibit 1(a) to Form
        S-3 as filed with the Commission on April 29, 1998 (Commission file number 333-
        51281))
1.2     Form of Distribution Agreement*
1.3     Form of Underwriting Agreement for preferred stock, preference stock and depositary shares*
2.1     Restated Certificate of Incorporation (incorporated by reference to
        Exhibit 3(a)(i) to Form 10-Q as filed with the Commission on August
        14, 1996 (Commission file number 001-03579))
2.2     Certificate of Amendment to the Restated Certificate of
        Incorporation, as amended December 18, 1997 (incorporated by reference to Exhibit (a.1) to Form 10-K as filed with the
        Commission on March 27, 1998 (Commission file number 001-03579))
2.3     By-laws, as amended (incorporated by reference to Exhibit (3)(ii)
        to Form 10-Q as filed with the Commission on November 16, 1998
        (Commission file number 001- 03579))
4.1     Specimen of certificate representing Pitney Bowes Inc.'s common stock.................Exhibit  4.1
4.2     Rights Agreement, dated as of December 11, 1995, between Pitney Bowes Inc. and
        Chemical Mellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 1 to Form 8-A as filed with the Commission on February 16, 1996 (Commission file number 001-03579)
4.3     Certificate of Adjustment, dated as of January 16, 1998
        (incorporated by reference to Exhibit 2 to Form 8-A/A as filed with the Commission on January 16, 1998 (Commission file number
        001-03579))
4.4     Form of Senior Indenture..............................................................Exhibit  4.4
4.5     Form of Subordinated Indenture........................................................Exhibit  4.5
4.6     Form of Depositary Agreement*
4.7     Form of Depositary Receipt*
5.1     Opinion re: Legality..................................................................Exhibit  5.1
12.1    Computation of Ratio of Earnings to Fixed Charges of Pitney Bowes Inc.................Exhibit 12.1
12.2    Computation of Ratio of Earnings to Fixed Charges and Preferred and Preference
           Stock Dividends of Pitney Bowes Inc................................................Exhibit 12.2
23.1    Consent of PricewaterhouseCoopers LLP.................................................Exhibit 23.1
23.2    Consent of Sara E. Moss, Esq..........................................................Exhibit 23.2
23.3    Consent of Davis Polk & Wardwell (included in opinion filed as Exhibit 5.1)
 24     Power of Attorney (contained on signature page)
25.1    Statement of Eligibility of SunTrust Bank . . . . . . . . . . . . . . . . . . . . . . Exhibit 25.1

-------------------
* To be filed by amendment or under cover of Form 8-K.